EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and the Post-effective Amendments No. 1 and No. 2 to ViaSat, Inc.’s Registration Statement on Forms S-3 (File numbers: 333-69664 and 333-116468, respectively) of our report dated June 1, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of ViaSat, Inc., which appears in ViaSat, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
San Diego, California
April 2, 2007